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                                                                    EXHIBIT NO.4


                      COMMENTS BY AUDITOR FOR U.S. READERS
                      ON CANADA-U.S. REPORTING DIFFERENCE


In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the change described in Note 2(s) to the financial statements. Our report to the shareholders dated September 2, 2004 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditor's report when the change is properly accounted for and adequately disclosed in the financial statements.


/s/  KPMG LLP
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KPMG LLP
Chartered Accountants

Vancouver, Canada
September 2, 2004